Exhibit 99.2

INVESTOR/ STAKEHOLDER FAQS

Poseida Therapeutics, Inc. – Investor/Stakeholder Questions and Answers

1. What role will your executive team have after the proposed merger?

Roche Holdings, Inc., a Delaware corporation (“Parent” or “Roche”) views the executive team of Poseida Therapeutics, Inc., a Delaware corporation (the “Company”) as a key strength. We will provide more details on these matters as we proceed toward closing.

2. When did discussions between Roche and the Company begin? How long did this process take?

Please refer to our Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is expected to be filed by the Company on or prior to December 10, 2024 with the Securities and Exchange Commission (the “SEC”), when available.

3. What is the integration strategy? Will the clinical trial that we are participating in continue as planned?

In the lead up to the close of the transaction, the parties plan to discuss the approach to a smooth integration of our people and programs into Roche’s pharmaceuticals organization following the closing. We expect clinical trial activity to continue as planned until the closing of the transaction and for a period of time following the closing as execution of integration planning takes place. Roche and the Company remain committed to advancing the Company’s pipeline in oncology, autoimmune diseases and other disease areas, as well as the Company’s genetic medicine and technology platforms.

4. When will the tender offer be commenced? What is the merger?

Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated November 25, 2024, by and among the Company, Roche and Blue Giant Acquisition Corp., a wholly owned subsidiary of Roche (“Merger Sub”), Merger Sub must commence the tender offer (the “Tender Offer”) to acquire all outstanding shares of the Company’s common stock at an offer price of $9.00 per share in cash (the “Cash Amount”), plus one non-tradeable contingent value right (a “CVR”) per share, with each CVR representing the right to receive certain contingent cash payments of up to $4.00 per CVR, conditioned upon the achievement of certain milestones, within specified time periods as described below (collectively, the “Tender Offer Consideration”), by December 10, 2024.

The consummation of the Tender Offer is subject to the satisfaction of various conditions, including the completion of regulatory review and the tender of a majority of the outstanding of the Company’s shares of common stock, and other customary closing conditions.

If successful, the Tender Offer will be followed by a merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger. All shares of common stock that were not validly tendered in the Tender Offer (other than shares held by the Company, Roche or any of their respective subsidiaries, and any dissenting shares) will be cancelled and converted upon the effective time of the Merger into the right to receive the Tender Offer Consideration.

Details concerning the Tender Offer and the Merger will be provided in the tender offer statement on Schedule TO (which will include an offer to purchase, a letter of transmittal and other related materials) that Merger Sub intends to file with the SEC and the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer that the Company intends to file with the SEC, each of which is expected to be filed by December 10, 2024.

5. What are the terms of the CVR?

The CVR included in the Tender Offer Consideration would entitle the recipient to receive the following contingent cash payments (each, a “Milestone Payment”) upon the satisfaction of the applicable milestone conditions:

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Milestone 1: $2.00 per share in cash, upon the initiation of the first pivotal study of a P-BCMA-ALLO1 product for the treatment of any indication (“Milestone 1”), if Milestone 1 is achieved on or before December 31, 2028 (the “Milestone 1 Outside Date”).

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Milestone 2: $1.00 per share in cash, upon initiation of the first pivotal study of a P-CD19CD20-ALLO1 product or of a P-BCMACD19-ALLO1 product for the treatment of an autoimmune indication, including systemic lupus erythematosus or multiple sclerosis (“Milestone 2”), if Milestone 2 is achieved on or before December 31, 2034 (the “Milestone 2 Outside Date”).

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Milestone 3: $1.00 per share in cash, upon the first commercial sale of a P-BCMA-ALLO1 product for the treatment of any indication (“Milestone 3”), if Milestone 3 is achieved on or before December 31, 2031 (the “Milestone 3 Outside Date”).

There is no guarantee that any of the Milestones will be achieved on or before their applicable Outside Dates, or that any Milestone Payments will be made.

6. When will you file with the Federal Trade Commission for HSR? When do you expect clearance? Do you anticipate any delays in expiration of the HSR waiting period?

Further details will be available in our Schedule 14D-9, when filed with the SEC.

7. When do you expect to file the Schedule 14D-9?

Under the terms of the Merger Agreement, the Schedule 14D-9 is required to be filed within ten business days following the signing of the Merger Agreement (i.e., no later than December 10, 2024).

8. When do you expect the transaction to close?

We expect to close the transaction in the first quarter of 2025, subject to the completion of regulatory review and the tender of a majority of the outstanding of the Company’s shares of common stock. For more information, please refer to our Schedule 14D-9, when filed with the SEC.

9. Additional Investor Messages:

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Transaction expected to close in the first quarter of 2025, subject to the satisfaction or waiver of customary closing conditions, including the completion of regulatory review and the tender of a majority of the outstanding shares of common stock of the Company, and other customary closing conditions.

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The Company’s management and Board of Directors engaged in a careful and thorough process and determined that this transaction with Roche is in the best interest of and maximizes value for our stockholders.

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We believe the transaction provides significant value for the Company’s stockholders and reflects our emerging leadership in allogeneic CAR-T, the strength of the interim P-BCMA-ALLO1 clinical data, and the outlook for our pipeline and platform. The transaction also brings together the existing collaboration between the Company and Roche, with the intention of optimizing the go-forward development of programs under the collaboration, and providing increased resources to develop and commercialize the Company’s broad portfolio of cell therapies for oncology and autoimmune diseases, leveraging Roche’s broad expertise in oncology, immunology and neurology.

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The proposed acquisition will establish a new core capability for Roche in allogeneic cell therapy, with lead opportunities focused on CAR-T programs covered by the existing strategic collaboration between the Company and Roche in hematologic malignancies, which will also expand to include CAR-T programs for solid tumors and autoimmune diseases, along with the Company’s preclinical genetic medicines pipeline.

Additional Information and Where to Find It

The Tender Offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the Tender Offer materials that Parent and Merger Sub will file with the SEC. The solicitation and the offer to buy shares of the Company’s common stock will only be made pursuant to a Tender Offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent and Merger Sub intend to file with the SEC. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer.

Once filed, investors will be able to obtain the Tender Offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the Tender Offer and the Merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the Tender Offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by the Company under the “Investors & Media” section of the Company’s website at www.poseida.com.

Stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and any amendments thereto, as well as any other documents relating to the Tender Offer and the Merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the Tender Offer because they contain important information, including the terms and conditions of the Tender Offer.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document constitute forward-looking statements within the meaning of the federal securities laws. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Tender Offer and the other conditions to the consummation of the subsequent Merger set forth in the Merger Agreement, and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of, among other things, risks associated with uncertainties as to the timing of the Tender Offer and the subsequent Merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the Tender Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Tender Offer or the subsequent Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Tender Offer or the subsequent Merger; the risk of legal proceedings being brought in relation to the transactions and the outcome of such proceedings; the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; the possibility that the milestone payments related to the contingent value right will never be achieved and that no milestone payment may be made; the Company’s reliance on third parties for various aspects of its business; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; risks associated with conducting clinical trials; whether any of the Company’s product candidates will be shown to be safe and effective; the Company’s ability to finance continued operations; competition in the Company’s target markets; and uncertainties pertaining to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates and changes in tax and other laws, regulations, rates and policies. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s reports on Forms 10-K, 10-Q and 8-K and in other public filings the Company makes with the SEC from time to time. The reader is cautioned not to unduly rely on these forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof, and the Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.